EXHIBIT 4.3

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

by and among

COOPER-STANDARD HOLDINGS, INC.,

THE BACKSTOP PURCHASERS

and

THE OTHER HOLDERS PARTY HERETO

Dated as of May 27, 2010

Annex A	Plan of Distribution
Annex B	Form of Joinder Agreement

EXHIBIT 4.3

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of May 27, 2010 by and among Cooper-Standard Holdings, Inc., a Delaware corporation (the “Company”), the parties identified as “Backstop Purchasers” on the signature page hereto and the parties identified as “Holders” on the signature page hereto. Capitalized terms used but not otherwise defined herein are defined in Section 1 hereof.

RECITALS:

WHEREAS, pursuant to the Commitment Agreement dated March 19, 2010 (the “Commitment Agreement”) by and between the Company and the Backstop Purchasers, the Company has agreed to offer registration rights to certain holders of the Company’s New Common Stock, New Preferred Stock and Warrants on the terms and conditions set forth herein; and

WHEREAS, the Company proposes to issue the New Common Stock, New Preferred Stock and Warrants pursuant to, and upon the terms set forth in, the plan of reorganization of the Company and certain of its subsidiaries and affiliates under chapter 11 of Title 11 of the United States Code (the “Plan”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Holders hereby agree as follows:

1.	Definitions.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” has the meaning specified in the first paragraph hereof.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 (or any successor rule then in effect) promulgated under the Securities Act.

“Backstop Purchasers” has the meaning specified in the first paragraph hereof.

“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 and 13d-5 (or any successor rule then in effect) promulgated under the Exchange Act, except that in calculating the beneficial ownership of any Holder, such Holder shall be deemed to have beneficial ownership of all securities that such Holder has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law or executive order to close.

“Commission” means the United States Securities and Exchange Commission or any successor governmental agency.

“Commitment Agreement” has the meaning specified in the Recitals.

“Company” has the meaning specified in the first paragraph hereof.

“Company Demand Registration Notice” has the meaning specified in Section 2(b).

“Company Shelf Takedown Notice” has the meaning specified in Section 3(c).

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means, unless otherwise noted, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Counsel to the Holders” means, with respect to any underwritten offering pursuant to a Demand Registration (including a Shelf Takedown or any Underwritten Shelf Takedown), the one law firm or other legal counsel selected by the Holders of a majority of the Registrable Securities requested to be included in such Demand Registration (or Shelf Takedown or Underwritten Shelf Takedown, if applicable).

“Demand Holder” shall mean (i) any Backstop Purchaser or (ii) any Holder, in each case that, together with its Affiliates, beneficially owns at least 5% of the outstanding shares of New Common Stock (on a fully diluted basis assuming the conversion of all New Preferred Stock and the exercise of all Warrants) as of the Effective Date, for so long as such Backstop Purchaser or Holder, in each case, together with its Affiliates continues to beneficially own at least 5% of the aggregate outstanding shares of New Common Stock (on a fully diluted basis assuming the conversion of all New Preferred Stock and the exercise of all Warrants); provided, however, that any decrease in the beneficial ownership percentage of any Demand Holder resulting from the issuance by the Company of New Common Stock, New Preferred Stock or other securities convertible into or exercisable for New Common Stock or New Preferred Stock, shall not cause any Demand Holder to cease being a Demand Holder for purposes of this Agreement; provided, further, that a Demand Holder shall cease to be a Demand Holder at such time as such Demand Holder no longer holds any Registrable Securities.

“Demand Registration” has the meaning specified in Section 2(a)(ii).

“Demand Registration Notice” has the meaning specified in Section 2(b).

“Demand Shelf Takedown Notice” has the meaning specified in Section 3(c).

“Determination Date” has the meaning specified in Section 3(g).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the Commission.

“Effective Date” has the meaning assigned to such term in the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority or any successor regulatory authority.

“Follow-On Registration Notice” has the meaning specified in Section 3(h).

“Follow-On Shelf” has the meaning specified in Section 3(h).

“Form S-1 Shelf” has the meaning specified in Section 3(a).

“Form S-3 Shelf” has the meaning specified in Section 3(a).

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Hedging Counterparty” means a broker dealer registered under Section 15(b) of the Exchange Act or an Affiliate thereof.

“Hedging Transaction” means any transaction involving a security linked to the Registrable Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) promulgated under the Exchange Act) with respect to the Registrable Securities or any transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of an exchangeable security or similar transaction. For the avoidance of doubt, the following transactions shall be deemed to be Hedging Transactions:

(i) transactions by a Holder in which a Hedging Counterparty engages in short sales of Registrable Securities pursuant to a prospectus and may use Registrable Securities to close out its short position;

(ii) transactions pursuant to which a Holder sells short Registrable Securities pursuant to a prospectus and delivers Registrable Securities to close out its short position;

(iii) transactions by a Holder in which the Holder delivers, in a transaction exempt from registration under the Securities Act, Registrable Securities to the Hedging Counterparty who will then publicly resell or otherwise transfer such Registrable Securities pursuant to a prospectus or an exemption from registration under the Securities Act; and

(iv) a loan or pledge of Registrable Securities to a Hedging Counterparty who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares, in each case, in a public transaction pursuant to a prospectus.

“Holder” means (i) each Person (including each Backstop Purchaser) identified on the signature page hereto, together with its Affiliates and (ii) any parties identified on the signature page of any joinder agreements executed and delivered to the Company pursuant to Section 17 hereof, together with its Affiliates.

“Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.

“Initial Public Offering” means the initial underwritten public offering of New Common Stock by the Company pursuant to an effective registration statement filed by the Company with the Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act, including as may result from the Initial Demand Registration.

“Initial Demand Registration” has the meaning specified in Section 2(a)(i).

“Initial Requesting Holder” has the meaning specified in Section 2(a)(i).

“Issuer Free Writing Prospectus” means an issuer free writing prospectus as defined in Rule 433 under the Securities Act.

“Lock-Up Period” has the meaning specified in Section 6.

“Long-Form Registration” has the meaning specified in Section 2(a)(ii).

“Losses” has the meaning specified in Section 10(a).

“National Securities Exchange” means any exchange registered as a national securities exchange under the terms and conditions of Section 6 and in accordance with the provisions of Section 19 of the Exchange Act (or any successor provisions then in effect).

“New Common Stock” means the shares of common stock, par value $0.001 per share, of the Company issued on or after the Effective Date.

“New Preferred Stock” means the shares of the Company’s 7% Cumulative Participating Convertible Preferred Stock, issued on or after the Effective Date.

“Other Holders” has the meaning specified in Section 4(c).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“Piggyback Takedown” has the meaning specified in Section 4(a).

“Plan” has the meaning specified in the Recitals.

“Proceeding” has the meaning specified in Section 10(a).

“Prospectus” means the prospectus used in connection with a Registration Statement.

“Registrable Securities” means at any time New Common Stock (including New Common Stock issuable upon conversion of New Preferred Stock and New Common Stock issuable upon exercise of Warrants), New Preferred Stock and Warrants held or beneficially owned by any Holder, including (i) any New Common Stock issued pursuant to the Plan or upon the conversion, exercise or exchange, as applicable, of any other securities and/or interests issued pursuant to the Plan and (ii) any shares of New Common Stock, New Preferred Stock or Warrants acquired in the open market or otherwise purchased or acquired by the Holder after the Effective Date; provided, however, that as to any Registrable Securities, such securities shall irrevocably cease to constitute Registrable Securities upon the earliest to occur of: (A) the date on which such securities have been disposed of pursuant to an effective registration statement under the Securities Act; (B) the date on which such securities have been disposed of pursuant to Rule 144; (C) with respect to the Registrable Securities of any Holder, at any time that such Holder no longer holds or beneficially owns at least 2% of the outstanding New Common Stock, but only if such Holder is not an “affiliate” for purposes of Rule 144 (and has not been an “affiliate” during the preceding three months and at least one year has elapsed since the Registrable Securities were acquired from the Company or an “affiliate” of the Company); (D) the date on which such securities have been transferred to any Person, other than a Holder or a Person pursuant to Section 17 hereof; and (E) the date on which such securities cease to be outstanding. For purposes of determining the number or a percentage of Registrable Securities in this Agreement, the number or percentage of Registrable Securities shall be determined based on a fully diluted common stock equivalent basis (assuming the conversion of all New Preferred Stock and the exercise of all Warrants).

“Registration Statement” means any registration statement filed hereunder or in connection with a Piggyback Takedown.

“Requesting Holder” has the meaning specified in Section 2(a)(ii).

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

“Rule 144A” means Rule 144A promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) that, in accordance with Section 7(c), the Company may be required to keep effective for longer than 90 days.

“Shelf Takedown” means an Underwritten Shelf Takedown, a Piggyback Takedown or another offering pursuant to a Shelf Registration.

“Short-Form Registration” has the meaning specified in Section 2(a)(ii).

“Suspension Period” has the meaning specified in Section 5(a).

“Underwritten Shelf Takedown” has the meaning specified in Section 3(b).

“Warrants” means the warrants to purchase New Common Stock being issued to certain of the Holders pursuant to the Warrant Agreement, dated as of May 27, 2010, between the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively as Warrant Agent as of the date hereof.

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act (or any successor rule then in effect) and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

2.	Demand Registrations.

(a) Requests for Registration.

(i) At any time after the Effective Date and prior to an Initial Public Offering, (A) a Holder or group of Holders that beneficially owns at least 35% of the outstanding Registrable Securities or (B) each Backstop Purchaser, for so long as such Backstop Purchaser and its Affiliates beneficially own at least 7.5% of the outstanding shares of New Common Stock (on a fully diluted basis assuming the conversion of all New Preferred Stock and the exercise of all Warrants) (in the applicable capacity pursuant to clause (A) or (B), each an “Initial Requesting Holder”) may request registration under the Securities Act of all or any portion of the Registrable Securities held by such Initial Requesting Holder(s) on Form S-1 (or any successor form then in effect) (the “Initial Demand Registration”); provided that in the case of the Initial Demand Registration such Initial Requesting Holder(s) will be entitled to make such demand only if the total offering price of the shares to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $75 million. The Initial Requesting Holder may request that the Initial Demand Registration be an underwritten offering. For the avoidance of doubt, only one Initial Demand Registration may be effected pursuant to this Section 2(a)(i).

(ii) At any time after the Initial Public Offering, any Demand Holder or group of Demand Holders (in such capacity, each a “Requesting Holder”) may request registration under the Securities Act of all or any portion of the Registrable Securities held by such Requesting Holder(s) (A) on Form S-1 (or any successor form then in effect) (a “Long-Form Registration”) or (B) on Form S-3 or any similar short-form registration (a “Short-Form Registration”), if available (any registration under Sections 2(a)(i) or 2(a)(ii), a “Demand Registration”); provided that the Company will not be required to take any action pursuant to this Section 2(a) of this Agreement: (A) if within the 12-month period preceding the date of a Demand Registration Notice the Company has effected either (1) two Demand Registrations pursuant to this Section 2 or (2) one registration pursuant to a Demand Registration Request and another registration statement of the Company under the Securities Act with respect to the New Common Stock has been declared effective within the 12-month period preceding such Demand Registration Notice and at least $20 million (based on the total offering price of such shares before deduction of underwriting discounts) of the then outstanding Registrable Securities were entitled pursuant to the terms of this Agreement to be included in such registration statement; (B) in the case of each such Long-Form Registration, unless the total offering price of the shares to be sold in such Long-Form Registration (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $50 million; (C) in the case of each such Short-Form Registration, unless the total offering price of the shares to be sold in such Short-Form Registration (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $20 million; or (D) during the pendency of any Suspension Period. Notwithstanding the preceding sentence, Section 2(a)(i) hereof and Section 3(b) hereof, the Company shall be required to conduct no more than eight Long-Form Registrations for the Backstop Purchasers and no more than twelve Demand Registrations in connection with underwritten offerings (including Long-Form Registrations, Short-Form Registrations and Shelf Registrations) in total. Any Requesting Holder may request that any offering conducted under a Long-Form Registration or Short-Form Registration be underwritten.

(b) Demand Registration Notices. All requests for Demand Registrations shall be made by giving written notice to the Company (the “Demand Registration Notice”). Each Demand Registration Notice shall specify (i) whether such Demand Registration shall be an underwritten offering, (ii) the approximate number of Registrable Securities proposed to be sold in the Demand Registration and (iii) the expected price range (net of underwriting discounts and commissions) of such Demand Registration. Within five Business Days after receipt of any Demand Registration Notice, the Company shall give written notice of such requested Demand Registration to all other Holders of Registrable Securities (the “Company Demand Registration Notice”) and, subject to the provisions of Section 2(e) below, shall include in such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after sending the Company Demand Registration Notice.

(c) Long-Form Registrations. A registration shall not count as one of the permitted Long-Form Registrations until both (i) it has become effective and (ii) the Requesting Holder(s) is able to register and sell pursuant to such registration at least 90% of the Registrable Securities requested to be included in such registration either at the time of the registration or within 90 days thereafter; provided that a Long-Form Registration which is withdrawn at the sole request of the Requesting Holder(s) who demanded such Long-Form Registration will count as a Long-Form Registration unless the Company is reimbursed by such Requesting Holder(s) for all reasonable out-of-pocket expenses incurred by the Company in connection with such registration. Subject to Section 2(a) above, each Demand Holder shall be entitled to act as a Requesting Holder (whether alone or as part of a group of Requesting Holders) for up to two Long-Form Registrations in the aggregate.

(d) Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form registration statement under the rules and regulations of the Securities Act, unless the underwriters, in their reasonable discretion, determine that the use of a Long-Form Registration is necessary in order for the successful offering of such Shares. Promptly after the Company has become eligible to use Form S-3 under the Securities Act, the Company shall use commercially reasonable efforts to make Short-Form Registrations on Form S-3 (or any successor form) available for the resale of Registrable Securities on a continuous or delayed basis.

(e) Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Holders of a majority of the Registrable Securities requested to be included in the Demand Registration. If the Demand Registration is an underwritten offering and the managing underwriters for such Demand Registration advise the Company and applicable Requesting Holders in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Demand Registration exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities requested to be included in the Demand Registration, the Company shall include in such Demand Registration the number of Registrable Securities which can be so sold in the following order of priority: (i) first, the Registrable Securities requested to be included in such Demand Registration, which in the opinion of such underwriter can be sold in an orderly manner within the price range of such offering, pro rata among the respective Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such Holder, and (ii) second, other securities requested to be included in such Demand Registration to the extent permitted hereunder.

(f) Restrictions on Demand Registrations. In addition to the provisions of Section 2(a)(ii) of this Agreement, the Company shall not be obligated to effect (i) any Long-Form Registration within 180 days or (ii) any Short-Form Registration within 90 days, in each case, after the effective date of a previous Demand Registration or a previous registration in which the Holders of Registrable Securities were given piggyback rights pursuant to Section 4. In addition, the Company shall not be obligated to effect any Demand Registration during the period starting with the date that is 60 days prior to the Board’s good faith estimate of the date of filing of, and ending on the date that is 90 days after the effective date of, a Company initiated registration statement, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration to become effective and the Company has complied with the requirements of Section 4 hereof. In the event of any such suspension or delay, the Holder of Registrable Securities initially requesting a Demand Registration that is suspended by operation of this Section 2(f) shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder, and, notwithstanding the proviso in Section 2(c), the Company shall pay all Registration Expenses in connection with such registration.

(g) Selection of Underwriters. The Holders of a majority of the Registrable Securities requested to be included in a Demand Registration which is an underwritten offering shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s approval which shall not be unreasonably withheld, conditioned or delayed.

(h) Other Registration Rights. As of the date hereof and except as provided pursuant to the Plan, the Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company, including securities convertible, exercisable or exchangeable into or for shares of any equity securities of the Company.

3.	Shelf Registration.

(a) Filing. The Company shall use commercially reasonable efforts to file, no later than 60 days following any written request from any Demand Holder, a Registration Statement for a Shelf Registration on Form S-1 covering the resale of the Registrable Securities on a delayed or continuous basis (the “Form S-1 Shelf”) (unless the Form S-1 Shelf would be required pursuant to the rules and regulations of the Securities Act to include any audited or unaudited consolidated or pro forma financial statements that are not then currently available, in which case, as soon as reasonably practicable after such financial statements are available) and shall use commercially reasonable efforts to cause such Form S-1 Shelf to become effective as soon as reasonably practicable thereafter. The Company shall give written notice of the filing of the Form S-1 Shelf at least 15 days prior to filing thereof to all Holders of Registrable Securities (the “Registration Notice”) and shall include in such Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 days after sending the Registration Notice. The Company shall maintain the Form S-1 Shelf in accordance with the terms hereof. The Company shall use commercially reasonable efforts to convert the Form S-1 Shelf (and any Follow-On Shelf) to a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf,” and together with the Form S-1 Shelf (and any Follow-On Shelf), the “Shelf”) as soon as reasonably practicable after the Company is eligible to use Form S-3. The Company shall not be required to effect more than one Form S-1 Shelf. For the avoidance of doubt, the filing of the Form S-1 Shelf under this Section 3(a) shall count as a Demand Registration.

(b) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Initial Public Offering and the Shelf having been declared effective by the Commission, (i) any Backstop Purchaser that is a Demand Holder, (ii) if consented to in writing by the Backstop Purchasers that are Demand Holders, any other Demand Holder or (iii) if there are no Backstop Purchasers that are also Demand Holders, any Demand Holder, may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that in the case of each such Underwritten Shelf Takedown such Demand Holder will be entitled to make such demand only if the total offering price of the shares to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $20 million. For the avoidance of doubt, each Underwritten Shelf Takedown shall count as a Demand Registration.

(c) Demand Notices. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Demand Shelf Takedown Notice”). Each

Demand Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five Business Days after receipt of any Demand Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders which have Registrable Securities included on such Shelf Registration (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 3(d) below, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five Business Days after sending the Company Shelf Takedown Notice.

(d) Priority on Underwritten Shelf Takedowns. The Company shall not include in any Underwritten Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the Holders of a majority of the Registrable Securities requested to be included in such Underwritten Shelf Takedown. If the managing underwriters for such Underwritten Shelf Takedown advise the Company and the Holders of Registrable Securities included in the Shelf Takedown in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Underwritten Shelf Takedown exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities requested to be included in the Underwritten Shelf Takedown, the Company shall include in such Underwritten Shelf Takedown the number of Registrable Securities which can be so sold in the following order of priority: (i) first, the Registrable Securities requested to be included in such Underwritten Shelf Takedown, which in the opinion of such underwriter can be sold in an orderly manner within the price range of such offering, pro rata among the respective Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such Holder; and (ii) second, other securities requested to be included in such Underwritten Shelf Takedown to the extent permitted hereunder.

(e) Restrictions on Underwritten Shelf Takedowns. The Company shall not be obligated to effect more than two Underwritten Shelf Takedowns during any period of 12 consecutive months and shall not be obligated to effect an Underwritten Shelf Takedown within 60 days after the pricing of a previous Underwritten Shelf Takedown.

(f) Selection of Underwriters. The Holders of a majority of the Registrable Securities requested to be included in an Underwritten Shelf Takedown shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s approval which shall not be unreasonably withheld, conditioned or delayed.

(g) Automatic Shelf Registration. Further, upon the Company becoming a Well-Known Seasoned Issuer, (i) the Company shall give written notice to all of the Holders as promptly as reasonably practicable, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) the Company shall, as promptly as practicable, register, under an Automatic Shelf Registration Statement, the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use commercially reasonable efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than 90 days after it becomes a Well-Known Seasoned Issuer, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities. The Company shall give written notice of filing such Automatic Shelf Registration Statement to all of the Holders as promptly as practicable thereafter. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if the Company is no longer a Well-Known Seasoned Issuer (the “Determination Date”), the Company shall (A) as promptly as practicable, but in no event more than 20 days after such Determination Date, give written notice thereof to all of the Holders and (B) within 30 days after such Determination Date, file a Registration Statement on an appropriate form (or a post effective amendment converting the Automatic Shelf Registration Statement to an appropriate form) covering all of the Registrable Securities, and use commercially reasonable efforts to have such Registration Statement declared effective as promptly as reasonably practicable after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell their Registrable Securities.

(h) Additional Selling Stockholders and Additional Registrable Securities.

(i) If the Company is not a Well-Known Seasoned Issuer, within 45 days after a written request by a Demand Holder to register for resale any additional Registrable Securities owned by such Demand Holder, the Company shall file a Registration Statement substantially similar to the Shelf then effective, if any (each, a “Follow-On Shelf”) (unless the Follow-On Shelf would be required pursuant to the rules and regulations of the Securities Act to include any audited or unaudited consolidated or pro forma financial statements that are not then currently available, in which case, as soon as reasonably practicable after such financial statements are available), to register for resale such Registrable Securities. The Company shall give written notice of the filing of the Follow-On Shelf at least 15 days prior to filing the Follow-On Shelf to all Holders of Registrable Securities (the “Follow-On Registration Notice”) and shall include in such Follow-On Shelf all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten days after sending the Follow-On Registration Notice. Notwithstanding the foregoing, the Company shall not be required to file a Follow-On Shelf (A) if the aggregate amount of Registrable Securities requested to be registered on such Follow-On Shelf by all Holders that have not yet been registered represent less than 1% of the then outstanding New Common Stock or (B) if the Company is not then eligible for use of Form S-3 for secondary offerings and the Company has filed a Follow-On Shelf in the prior 180 days. The Company shall use all commercially reasonable efforts to cause such Follow-On Shelf to be declared effective as promptly as practicable and in any event within 90 days of filing such Follow-On Shelf. Any Registrable Securities requested to be registered pursuant to this Section 3(h)(i) that have not been registered on a Shelf or pursuant to Section 4 below at the time the Follow-On Shelf is filed shall be registered pursuant to such Follow-On Shelf.

(ii) If the Company is a Well-Known Seasoned Issuer, within ten Business Days after a written request by one or more Holders of Registrable Securities to register for resale any additional Registrable Securities owned by such Holders, the Company shall make all necessary filings to include such Registrable Securities in the Automatic Shelf Registration Statement filed pursuant to Section 3(g).

(iii) If a Form S-3 Shelf or Automatic Shelf Registration Statement is effective, within five Business Days after written request therefor by a Holder of Registrable Securities, the Company shall file a prospectus supplement or current report on Form 8-K to add such Holder as a selling stockholder and/or to include any Warrants owned by such Holder on such Form S-3 Shelf or Automatic Shelf Registration Statement to the extent permitted under the rules and regulations promulgated by the Commission.

4.	Piggyback Takedowns.

(a) Right to Piggyback. Whenever the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of any class of equity securities (other than a Demand Registration or registrations on Form S-8 or Form S-4, a “Piggyback Registration”), and such registration may include the registration of Registrable Securities (together with a Piggyback Registration, a “Piggyback Takedown”), the Company shall give written notice to all Holders of Registrable Securities of its intention to effect such Piggyback Takedown. In the case of a Piggyback Takedown that is an offering under a Shelf Registration, such notice shall be given not less than five Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown. In the case of a Piggyback Takedown that is an offering under a registration statement that is not a Shelf Registration, such notice shall be given not less than 15 days prior to the expected date of filing of such registration statement. The Company shall, subject to the provisions of Section 4(b) and Section 4(c) below, include in such Piggyback Takedown, as applicable, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five days after sending the Company’s notice. Nothing in this Section 4(a) shall create an obligation on behalf of the Company to proceed with a Piggyback Takedown, and the Company may cancel any Piggyback Takedown upon written notice to the Holders of Registrable Securities requesting to include their Registrable Securities in such Piggyback Takedown. Any Holder of Registrable Securities may withdraw its request for inclusion of Registrable Shares in a Piggyback Takedown by giving written notice to the Company of its intention to withdraw from that registration within two days prior to the expected date of the commencement of marketing efforts for such Piggyback Takedown; provided, however, that the withdrawal shall be irrevocable and after making the withdrawal, a Holder shall no longer have any right to include its Registrable Securities in that Piggyback Takedown.

(b) Priority on Primary Piggyback Takedowns. If a Piggyback Takedown is an underwritten primary registration on behalf of the Company, and the managing underwriters for a Piggyback Takedown advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Piggyback Takedown the number which can be so sold in the following order of priority: (i) first, the securities the Company proposes to sell; (ii) (A) if such Piggyback Takedown occurs within 36 months of the date hereof, second, the Registrable Securities requested to be included in such Piggyback Takedown by the Backstop Purchasers (pro rata among the Backstop Purchasers on the basis of the number of Registrable Securities owned by each such Backstop Purchaser) and third, the Registrable Securities requested to be included in such Piggyback Takedown by Holders other than the Backstop Purchasers (pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder), or (B) if such Piggyback Takedown occurs after 36 months from the date hereof, second, the Registrable Securities requested to be included in such Piggyback Takedown by Holders (including the Backstop Purchasers) (pro rata among the Holders on the basis of the number of Registrable Securities owned by each Holder); and (iii) fourth in the case of (ii)(A) of this clause (b) or third in the case of (ii)(B) of this clause (b), other securities requested to be included in such Piggyback Takedown, if any. For the avoidance of doubt and in accordance with the priorities set forth in the preceding sentence, the full amount of Registrable Securities requested to be included and other securities included in such Piggyback Takedown may be entirely excluded from such Piggyback Takedown.

(c) Priority on Secondary Piggyback Takedowns. If a Piggyback Takedown is an underwritten secondary registration on behalf of holders of the Company’s securities that are not Registrable Securities (“Other Holders”), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Other Holders, the Company shall include in such registration the number which can be so sold in the following order of priority: (i) first, the securities requested to be included therein by the Other Holders and the Registrable Securities requested to be included in such registration (pro rata among the Other Holders and the Holders on the basis of the number of such securities and Registrable Securities owned by each such Other Holder or Holder, as applicable), (ii) second, securities proposed to be included in such registration by the Company and (iii) third, other securities requested to be included in such registration, if any. For the avoidance of doubt and in accordance with the priorities set forth in the preceding sentence, the full amount of securities proposed to be included by the Company and other securities requested to be included in such Piggyback Takedown may be entirely excluded from such Piggyback Takedown.

(d) Selection of Underwriters. If any Piggyback Takedown is an underwritten primary offering on behalf of the Company, the Company will have the sole right to select the investment banker(s) and manager(s) for the offering.

5.	Suspension Period.

(a) Suspension Period. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that the registration and distribution of Registrable Securities (i) would reasonably be expected to materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, merger, corporate reorganization or segment reclassification or discontinuance of operations, which is required to be reflected in pro forma or restated financial statements that amends a historical financial statement of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries, or (ii) would require disclosure of non-public material information, the disclosure of which would reasonably be expected to materially and adversely affect the Company, subject to the provisions of Section 5(b), the Company shall be entitled to suspend, for a reasonable period of time (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company shall use all commercially reasonable efforts to amend the Registration Statement and/or Prospectus to correct such untrue statement or omission as soon as reasonably practicable unless such amendment would reasonably be expected to have a material adverse effect on any proposal or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to the Company. It is also agreed that, notwithstanding Section 7(c) hereof or any other provision of this Agreement to the contrary, each year the Company updates a Form S-1 Shelf (A) the Company may need to suspend use of the Form S-1 Shelf to the extent such registration statement has not been declared effective by the Commission prior to the time it is required to be updated under the Securities Act and (B) to the extent such registration statement undergoes Commission review, the Company will need to suspend use of the Form S-1 Shelf pending completion of such review. The Company promptly will give written notice of any such Suspension Period to each Holder that has Registrable Securities registered on a Registration Statement filed hereunder.

(b) Limitations on Suspension Periods. Notwithstanding anything contained in Section 5(a) to the contrary, the Company shall not be entitled to more than three Suspension Periods in any 12-month period, and in no event shall the number of days included in all Suspension Periods during any consecutive 12-month period exceed 90 days in the aggregate; provided, however, that the applicable time period set forth in Section 7(c) shall be extended for a length of time equal to the Suspension Period.

6.	Holdback Agreements.

(a) Holders of Registrable Securities. Subject to the last sentence of this Section 6(a), in connection with any underwritten public offering of equity securities by the Company (including pursuant to any Shelf Takedown), no Holder who beneficially owns five percent (5%) or more of the outstanding shares of New Common Stock (on a fully diluted basis assuming the conversion of all New Preferred Stock and the exercise of all Warrants) shall effect any public sale or distribution of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, without the prior written consent of the Company, (i) in the case of an Initial Public Offering, during the seven days prior to and the 180-day period beginning on the date of the pricing of the Initial Public Offering or (ii) during the seven days prior to and the 90-day period beginning on the date of pricing of any other underwritten public equity offering (including pursuant to any Shelf Takedown) (each, a “Lock-Up Period”), except as part of the underwritten public equity offering, and (A) unless the underwriters managing such underwritten public equity offering by the Company otherwise agree by written consent and (B) only if such Lock Up Period (or a longer period) is applicable on substantially similar terms to the Company and the executive officers and directors of the Company; provided, however, that if (1) during the last 17 days of a Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of a Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of a Lock-Up Period, then in each case such Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the managing underwriter(s) waives, in writing, such extension; provided, further, that nothing herein will prevent any Holder from making a gift of

Registrable Securities or prevent any Holder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or stockholders thereof or prevent any Holder from making a transfer to an Affiliate that is otherwise in compliance with the applicable securities laws, so long as in each case such donees, distributees or transferees agree to be bound by the restrictions set forth in this Section 6, such transfer shall not involve a disposition for value and either (x) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on Form 5 made after the expiration of the Lock-Up Period) or (y) if a filing is required or is voluntarily made, such filing discloses that such transfer did not involve a disposition for value and such donees, distributees or transferees will be bound by the restrictions set forth in this Section 6. Each Holder agrees to execute a customary lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, that the Company’s underwriters in any underwritten public offering of equity securities shall be third party beneficiaries of this Section 6. The provisions of this Section 6 will no longer apply to a Holder once such Holder ceases to hold Registrable Securities. The provisions of this Section 6(a) will not apply in connection with any underwritten public offering of equity securities by the Company (including pursuant to any Shelf Takedown) within nine months of the date hereof in which the total offering price of the firm shares to be sold in such offering (excluding piggyback shares and before deduction of underwriting discounts) is not reasonably expected to exceed, in the aggregate, $75 million.

(b) The Company. In connection with any underwritten public equity offering (including pursuant to any Shelf Takedown), and only upon the reasonable request of the managing underwriter, the Company shall, and shall cause its executive officers and directors to, agree to a lock-up provision in an underwriting agreement or lock-up agreement, as applicable, in customary form and substance, and with exceptions that are customary, for an underwritten public offering.

7.	Company Undertakings.

Whenever Registrable Securities are registered pursuant to this Agreement, the Company shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as promptly as reasonably practicable:

(a) prepare and file with the Commission a Registration Statement with regard to such Registrable Securities as soon as reasonably practicable (but in the case of a Demand Registration, not later than 60 days of its receipt of a Demand Registration Notice for a Long-Form Registration (unless the Registration Statement relating to such Demand Registration would be required pursuant to the rules and regulations of the Securities Act to include any audited or unaudited consolidated or pro forma financial statements that are not then currently available, in which case, promptly after such financial statements are available) and not later than 30 days of its receipt of a Demand Registration Notice for a Short-Form Registration (unless the Registration Statement relating to such Demand Registration would be required pursuant to the rules and regulations of the Securities Act to include any audited or unaudited consolidated or pro forma financial statements that are not then currently available, in which case, promptly after such financial statements are available)) and use commercially reasonable efforts to cause such Registration Statement to become effective as soon thereafter as is reasonably practicable;

(b) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish to the Holders whose Registrable Securities are covered by the Registration Statement copies of all such documents, other than exhibits, documents that are incorporated by reference and such documents that are otherwise publicly available on EDGAR, proposed to be filed and such other documents reasonably requested by such Holders and provide their counsel with a reasonable opportunity to review and comment on such documents;

(c) notify each Holder of Registrable Securities of the effectiveness of each Registration Statement and prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of not less than (i) 90 days in the case of a Demand Registration that is not a Shelf Registration or if any Warrants have been registered until the date on which all the registered Warrants have been exercised for New Common Stock, (ii) in the case of a Shelf Registration, until the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or have otherwise ceased to be Registrable Securities, (or, in each case, if sooner, until all Registrable Securities have been sold under such Registration Statement), and comply with the provisions of the Securities Act (including by preparing and filing with the Commission any Prospectus or supplement to be used in connection therewith) with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Holders as set forth in such Registration Statement;

(d) furnish to each seller of Registrable Securities, and the managing underwriters, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any Issuer Free Writing Prospectus)), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;

(e) use commercially reasonable efforts (i) to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests in writing, (ii) keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and (iii) to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(f) notify each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters (i) at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act, (A) upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Issuer Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any material fact necessary to make the statements in the Registration Statement or the Prospectus or Issuer Free Writing Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Issuer Free Writing Prospectus or document, and, at the request of any such seller and subject to Section 5(a) hereof, the Company shall promptly prepare a supplement or amendment to such Prospectus or Issuer Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters and file such supplement or amendment with the Commission so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Issuer Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, (B) as soon as the Company becomes aware of any comments or inquiries by the Commission or any requests by the Commission or any Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Issuer Free Writing Prospectus covering Registrable Securities or for additional information relating thereto, (C) as soon as the Company becomes aware of the issuance or threatened issuance by the Commission of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (ii) when each Registration Statement or any amendment thereto has been filed with the Commission and when each Registration Statement or the related Prospectus or Issuer Free Writing Prospectus or any Prospectus supplement or any post effective amendment thereto has become effective;

(g) use commercially reasonable efforts to cause all such Registrable Securities (i) if the New Common Stock is then listed on a National Securities Exchange or included for quotation in a recognized trading market, to continue to be so listed or included, (ii) if the Registrable Securities are to be distributed in an underwritten offering and the New Common Stock is not then listed on a National Securities Exchange or included for quotation in a recognized trading market, to, as promptly as practicable (subject to the limitations set forth in the Plan), be listed on a National Securities Exchange, and (iii) to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Securities;

(h) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of the applicable Registration Statement;

(i) in connection with any underwritten offering, enter into and perform under such customary agreements (including underwriting agreements in customary form, including customary representations and warranties and provisions with respect to indemnification and contribution) and take all such other actions as the Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split, a combination of shares, or other recapitalization) and provide reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and analyst or investor presentations and such other selling or other informational meetings organized by the underwriters, if any (taking into account the needs of the Company’s businesses and the responsibilities of such officers with respect thereto and the requirement of the marketing process); provided, that the Company shall have no obligation to participate in “road shows” in connection with any underwritten offering (including pursuant to a Shelf Takedown) (A) in which the total offering price of the Registrable Securities to be sold therein is less than $50 million and (B) more than twice in any consecutive 12-month period;

(j) in connection with any underwritten offering (including an Underwritten Shelf Takedown), use commercially reasonable efforts to obtain and cause to be furnished to each such Holder of Registrable Securities included in such underwritten offering and the managing underwriter(s) a signed counterpart of (i) a cold comfort letter from the Company’s independent public accountants and (ii) a legal opinion of counsel to the Company addressed to the relevant underwriters and/or such Holders of Registrable Securities, in each case in customary form and covering such matters of the type customarily covered by such letters as the managing underwriters and/or Holders of a majority of the Registrable Securities included in such underwritten offering reasonably request;

(k) upon reasonable notice and at reasonable times during normal business hours, make available for inspection by any Holder of Registrable Securities covered by the applicable Registration Statement, Counsel to the Holders, any underwriter participating in any disposition pursuant to such registration, as applicable, and any other attorney or accountant retained by such Holder or underwriter, all financial and other records and pertinent corporate documents of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement or Shelf Takedown, as applicable, provided that recipients of such financial and other records and pertinent corporate documents agree in writing to keep the confidentiality thereof pursuant to a written agreement reasonably acceptable to the Company and the applicable underwriter (which shall contain customary exceptions thereto);

(l) permit any Holder of Registrable Securities which Holder in its reasonable judgment might be deemed to be an Affiliate of the Company, Counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any other attorney, accountant or other agent retained by such Holder of Registrable Securities or underwriter, to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement and any Prospectus supplements relating to a Shelf Takedown, if applicable;

(m) in the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any New Common Stock included in such Registration Statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts to (i) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (ii) obtain the withdrawal of any order suspending or preventing the use of any related Prospectus or Issuer Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

(n) provide a CUSIP number for the Registrable Securities prior to the effective date of the first Registration Statement including Registrable Securities;

(o) promptly notify in writing the participating Holders, the sales or placement agent, if any, therefor and the managing underwriters of the securities being sold, (i) when such Registration Statement or related Prospectus or Free Writing Prospectus or any Prospectus amendment or supplement or post effective amendment has been filed, and, with respect to any such Registration Statement or any post effective amendment, when the same has become effective and (ii) of any written comments by the Commission and by the blue sky or securities commissioner or regulator of any state with respect thereto;

(p) (i) prepare and file with the Commission such amendments and supplements to each Registration Statement as may be necessary to comply with the provisions of the Securities Act, including post effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder and if applicable, file any Registration Statements pursuant to Rule 462(b) promulgated under the Securities Act; (ii) cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) comply with the provisions of the Securities Act and the Exchange Act and any applicable securities exchange or other recognized trading market with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; and (iv) provide additional information related to each Registration Statement as requested by, and obtain any required approval necessary from, the Commission or any Federal or state governmental authority;

(q) cooperate with each Holder of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(r) within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);

(s) if requested by any participating Holder of Registrable Securities or the managing underwriters, promptly include in a Prospectus supplement or amendment such information as the Holder or managing underwriters may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;

(t) in the case of certificated Registrable Securities, cooperate with the participating Holders of Registrable Securities and the managing underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each participating Holder that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Holders or managing underwriters may reasonably request at least two Business Days prior to any sale of Registrable Securities; and

(u) use commercially reasonable efforts to take all other actions deemed necessary or advisable in the reasonable judgment of the Company to effect the registration and sale of the Registrable Securities contemplated hereby.

Notwithstanding anything contained herein to the contrary, the Company shall be obligated to register Registrable Securities of a Holder in a Shelf Registration or in a Registration Statement on Form S-3 only to the extent permitted by applicable securities laws.

8.	Registration Expenses.

(a) Expenses. All fees and expenses incurred by the Company in complying with Section 2 (subject to Section 2(c) of this Agreement), Section 3(a), Section 4, Section 6 and Section 7 of this Agreement (“Registration Expenses”) will be borne by the Company. These fees and expenses will include without limitation (i) Stock exchange, Commission, FINRA and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including reasonable fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), and (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on a National Securities Exchange.

(b) Reimbursement of Counsel. The Company will also reimburse or pay, as the case may be, the Holders of Registrable Securities included in such registration for the reasonable fees and out-of-pocket expenses of one counsel retained by the Holders of a majority of Registrable Securities included in such registration relating to any action taken pursuant to Section 2 of this Agreement within 30 days of presentation of a detailed invoice approved by such Holders.

(c) Payment of Certain Selling Expenses. Notwithstanding anything contained herein to the contrary, all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and expenses of more than one counsel representing the Holders selling Registrable Securities and otherwise not covered by Section 8(b) of this Agreement shall not be borne by the Company.

9.	Hedging Transactions.

(a) The Company agrees that, in connection with any proposed Hedging Transaction, if, in the reasonable judgment of Counsel to the Holders, it is necessary or desirable to have a Registration Statement under the Securities Act cover such Hedging Transaction or sales or transfers (whether short or long) of Registrable Securities in connection therewith, then the Company shall use commercially reasonable efforts to take such actions (which may include the filing of a prospectus supplement to include additional or changed information that is material or is otherwise required to be disclosed, including a description of such Hedging Transaction, the name of the Hedging Counterparty, identification of the Hedging Counterparty or its Affiliates as underwriters or potential underwriters, if applicable, or any change to the plan of distribution, but shall not include the filing of a post-effective amendment to a Registration Statement) as may reasonably be required to have such Hedging Transaction or sales or transfers of Registrable Securities in connection therewith covered by a Registration Statement under the Securities Act in a manner consistent with the rights and obligations of the Company hereunder.

(b) All Registration Statements in which Holders may include Registrable Securities under this Agreement shall be subject to the provisions of this Section 9. The Hedging Counterparty shall be selected by the Holders of a majority of the Registrable Securities subject to the Hedging Transaction that is proposed to be effected.

(c) If in connection with a Hedging Transaction, a Hedging Counterparty or any Affiliate thereof is (or may be considered) an underwriter or selling stockholder, then it shall be required to provide customary indemnities to the Company regarding the plan of distribution and like matters.

(d) The Company further agrees to include, under the caption “Plan of Distribution” (or the equivalent caption), in each Registration Statement, and any related Prospectus (to the extent such inclusion is permitted under applicable Commission regulations and is consistent with comments received from the Commission during any Commission review of the Registration Statement), language substantially in the form of Annex A hereto and to include in each prospectus supplement filed in connection with any proposed Hedging Transaction language mutually agreed upon by the Company, the relevant Holders and the Hedging Counterparty describing such Hedging Transaction.

(e) In connection with a Hedging Transaction, each Hedging Counterparty shall be treated in the same manner as a managing underwriter for purposes of Section 7 of this Agreement.

10.	Indemnification; Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities registered pursuant to this Agreement, such Holder’s Affiliates, directors, officers, employees, members, managers, agents and any Person, if any, who controls any such Holder (within the meaning of Section 15 of the Securities Act or

Section 20 of the Exchange Act), and any underwriter that facilitates the sale of the Registrable Securities and any Person who controls such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses (“Losses”) to which they or any of them may become subject insofar as such Losses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in a Registration Statement pursuant to which Registrable Securities were registered, Prospectus, preliminary prospectus or Issuer Free Writing Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in the case of any Prospectus, preliminary prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made, to make the statements therein not misleading and the Company agrees to reimburse each such indemnified party for any reasonable legal or other reasonable out-of-pocket expenses incurred by them in connection with investigating or defending any such Losses (whether or not the indemnified party is a party to any proceeding); provided, however, that the Company will not be liable in any case to the extent that any such Loss arises (i) out of or is based upon any such untrue or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Holder specifically for inclusion therein, including, without limitation, any notice and questionnaire, or (ii) out of sales of Registrable Securities made during a Suspension Period after notice is given pursuant to Section 5(a) hereof. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Indemnification by the Holders. Each Holder severally (and not jointly) agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, members, managers, agents and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any underwriter that facilitates the sale of Registrable Securities and any Person who controls such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all Losses to which they or any of them may become subject insofar as such Losses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in a Registration Statement pursuant to which Registrable Securities were registered, Prospectus, preliminary prospectus, Issuer Free Writing Prospectus or Holder Free Writing Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in the case of any Prospectus, preliminary prospectus, Issuer Free Writing Prospectus or Holder Free Writing prospectus, in light of the circumstances under which they were made, to make the statements therein not misleading, to the extent, but only to the extent (except with respect to a Holder Free Writing Prospectus), that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information furnished to the Company by or on behalf of such Holder specifically for inclusion therein; provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 9(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Registration Statement, Prospectus, preliminary prospectus or Free Writing Prospectus relates; provided, further, that a

Holder shall not be liable in any case to the extent that prior to the filing of any such Registration Statement, Prospectus, preliminary prospectus or Issuer Free Writing Prospectus or any amendment thereof or supplement thereto, each Holder has furnished in writing to the Company, information expressly for use in, and within a reasonable period of time prior to the effectiveness of such Registration Statement or the use of the Prospectus, preliminary prospectus or Issuer Free Writing Prospectus, or any amendment thereof or supplement thereto which corrected or made not misleading information previously provided to the Company. This indemnity agreement will be in addition to any liability which any such Holder may otherwise have.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under Section 10(a) or Section 10(b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 10(a) or Section 10(b) above. The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if:

(i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with an actual or potential conflict of interest;

(ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party;

(iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or

(iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. An indemnifying party shall not be liable under this Section 10 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party, which consent shall not be unreasonably withheld. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (x) includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such indemnified party, of a full and final release from all liability in respect to such claim or litigation and (y) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified party.

(d) Contribution.

(i) In the event that the indemnity provided in Section 10(a) or Section 10(b) above is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party agrees to contribute to the aggregate Losses (including reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending same) to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the offering of the New Common Stock. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(ii) The parties agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were determined by pro rata allocation (even if the Holders of Registrable Securities or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(d). The amount paid or payable by an indemnified party as a result of the Losses referred to above in this Section 10(d) shall be deemed to include any reasonable legal or other reasonable out-of-pocket expenses incurred by such indemnified party in connection with investigating or defending any such action or claim.

(iii) Notwithstanding the provisions of this Section 10(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iv) For purposes of this Section 10, each Person who controls any Holder of Registrable Securities, agent or underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each director, officer, employee and agent of any such Holder, agent or underwriter shall have the same rights to contribution as such Holder, agent or underwriter, and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 10(d).

(v) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 10 to the fullest extent permitted by law; provided, however, that (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Shelf Registration.

(e) The provisions of this Section 10 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder of Registrable Securities or the Company or any of the officers, directors or controlling Persons referred to in this Section 10 hereof, and will survive the transfer of Registrable Securities.

(f) For the avoidance of doubt, the provisions of this Section 10 shall apply to the Shelf Registration Statement contemplated by Section 9.11 of the Plan.

11.	Participation in Underwritten Offering/Sale of Registrable Securities.

(a) No Person may participate in any underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form entered into pursuant to this Agreement and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no Holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than (A) representations and warranties regarding (1) such Holder’s ownership of its Registrable Securities to be sold or transferred, (2) such Holder’s power and authority to effect such transfer, and (3) such matters pertaining to compliance with securities laws as may be reasonably requested by the Company or the underwriters, and (B) such other representations, warranties and other provisions relating to such Holder’s participation in such offering as may be reasonably requested by the underwriters) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Section 10(b) hereof, or to the underwriters with respect thereto, except to the extent of the indemnification being given to the underwriters and their controlling persons in Section 10(b) hereof.

(b) Each selling Holder will be deemed to have agreed that, upon receipt of any notice from the Company of the occurrence of any event of the type described in Section 7(f)(i)(A), (B), (C) and (D) or the happening of an event specified in Section 5(a), such Holder will discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Issuer Free Writing Prospectus and suspend use of such Prospectus or Issuer Free Writing Prospectus until the earlier to occur of such Holder’s receipt of (i) copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 7(f)(ii) and Section 5(a), as applicable, and (ii) (A) notice from the Company that the use of the applicable Prospectus or Issuer Free Writing Prospectus may be resumed and (B) copies, if applicable, of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Issuer Free Writing Prospectus.

12.	Free Writing Prospectuses

Each Holder represents that it has not prepared or had prepared on its behalf or used or referred to, and agrees that it will not prepare or have prepared on its behalf or used or refer to, any Free Writing Prospectus, and has not distributed and will not distribute any written materials in connection with the offer or sale of New Common Stock without the prior written consent of the Company and, in connection with any underwritten offering, the underwriters. Any such Free Writing Prospectus consented to by the Company and the underwriters, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents and agrees that it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping.

13.	Information from Holders

(a) Each selling Holder that has requested inclusion of its Registrable Securities in any Registration Statement shall furnish to the Company such information regarding such Holder and its plan and method of distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing. The Company may refuse to proceed with the registration of such Holder’s Registrable Securities if such Holder unreasonably fails to furnish such information within a reasonable time after receiving such request.

(b) Each selling Holder will promptly (i) following its actual knowledge thereof, notify the Company of the occurrence of any event that makes any statement made in a Registration Statement, Prospectus or Issuer Free Writing Prospectus regarding such selling Holder untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or Issuer Free Writing Prospectus so that, in such regard, it will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements not misleading and (ii) provide the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to any Registration Statement or a supplement to such Prospectus or Issuer Free Writing Prospectus.

14.	Financial Reports

(a) Until such time as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide to each Holder within the time periods specified in the Commission’s rules and regulations applicable to non-accelerated filers (as in effect on the Effective Date) with (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

(b) In addition, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (i) and (ii) of Section 14(a) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request. The Company will be deemed to have furnished the Holders with the reports referred to in clauses (i) and (ii) of Section 14(a) if the Company has either filed such reports with the Commission (and such reports are publicly available) or posted such reports on the Company’s website and issued a press release in respect thereof.

15.	Private Placement

Except for Section 5, the Company agrees that nothing in this Agreement shall prohibit the Holders, at any time and from time to time, from selling or otherwise transferring Registrable Securities pursuant to a private placement or other transaction which is not registered pursuant to the Securities Act. To the extent reasonably requested by a Holder and the total price of the Registrable Securities to be sold or transferred in such sale or transfer is reasonably expected to exceed $20 million, the Company shall assist and cooperate with such Holder to facilitate such sale or transfer by providing due diligence access to potential purchasers.

16.	Rule 144

With a view to making available certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, until such date as no Holder owns any Registrable Securities, the Company agrees to (a) use commercially reasonable efforts to continue to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (b) make available information necessary to comply with Rule 144 and Rule 144A, if available, with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 and Rule 144A (if available with respect to resales of the Registrable Securities) (ii) Regulation S promulgated under the Securities Act, as may be amended from time to time, or (iii) any other similar rules or regulations now existing or hereafter adopted by the Commission and (c) upon the reasonable request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether the Company has complied with such information requirements, and, if not, the specific reasons for non-compliance.

17.	Transfer of Registration Rights.

The rights of a Holder hereunder may be transferred, assigned, or otherwise conveyed on a pro rata basis in connection with any transfer, assignment, or other conveyance of Registrable Securities to any transferee or assignee; provided that all of the following additional conditions are satisfied with respect to any transfer, assignment or conveyance of rights hereunder: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement by executing and delivering to the Company a joinder agreement in the form attached hereto as Annex B; and (c) the Company is given written notice by such Holder within 10 Business Days of such transfer or assignment, stating the name and address of the transferee or assignee, identifying the Registrable Securities with respect to which such rights are being transferred or assigned and the total number of Registrable Securities and other equity securities of the Company beneficially owned by such transferee or assignee.

18.	Amendment, Modification and Waivers; Further Assurances.

(a) Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument, (a) signed by (i) the Company, and (ii) the Holders of at least two thirds (66.67%) of the Registrable Securities; provided, that no provision of this Agreement shall be modified or amended in a manner that is disproportionately adverse to any Holder, without the prior written consent of such Holder, as applicable, or (b) in the case of a waiver, by the party hereto waiving compliance.

(b) Changes in New Common Stock or New Preferred Stock. If, and as often as, there are any changes in the New Common Stock or New Preferred Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Registrable Securities as so changed and the Company shall make appropriate provision in connection with any merger, consolidation, reorganization or recapitalization that any successor to the Company (or resulting parent thereof) shall agree, as a condition to the consummation of any such transaction, to expressly assume the Company’s obligations hereunder.

(c) Effect of Waiver. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

(d) Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

19.	Miscellaneous.

(a) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including any trustee in bankruptcy) whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or Holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent Holder of Registrable Securities. No assignment or delegation of this Agreement by the Company, or any of the Company’s rights, interests or obligations hereunder, shall be effective against any Holder without the prior written consent of such Holder.

(b) Remedies; Specific Performance. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

(c) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied or sent by facsimile to the recipient, or (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company at the address set forth below and to any Holder of Registrable Securities at the address set forth on the signature page hereto (with copies sent at the address set forth below), or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

The Company’s address is:

Cooper-Standard Holdings, Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Attention: General Counsel

Fax: (248) 596-6535

with copies to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:	Christopher Ewan
Facsimile:	(212) 859-4000

Copies of notices to the Holders shall be sent to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention:	Adam Weinstein
Facsimile:	(212) 872-1002

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Christopher Mayer
Alan Dean
Facsimile:	(212) 701-5800

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(d) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement.

(e) Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares).

(f) Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format (“pdf”), each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

(g) Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include,” “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation.” The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.

(h) Delivery by Facsimile and Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(i) Arm’s Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

(j) Sophisticated Parties; Advice of Counsel. Each of the parties to this Agreement specifically acknowledges that (i) it is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement and (ii) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

(k) Notification of Status. Each Holder shall provide written notice to the Company within ten Business Days from the first day on which the Holder no longer holds Registrable Securities.

(l) Governing Law. This Agreement and the exhibits, attachments and annexes hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York.

(m) Submission to Jurisdiction. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby must be brought in the United States District Court for the in the Southern District of New York or any New York state court, in each case, located in the Borough of Manhattan, and each party consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(n) Waiver of Jury Trial. Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 19(n) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(o) Complete Agreement. This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto, represent the complete agreement among the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings among the parties.

(p) Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(q) Termination.

The obligations of the Company and of any Holder, other than those obligations contained in Section 10 hereof, shall terminate with respect to the Company and such Holder if (A) such Holder no longer holds any Registrable Securities or (B) such Holder no longer holds or beneficially owns at least 2% of the outstanding New Common Stock, but only if such Holder is not an “affiliate” for purposes of Rule 144 (and has not been an “affiliate” during the preceding three months and at least one year has elapsed since the Registrable Securities were acquired from the Company or an “affiliate” of the Company). Notwithstanding anything to the contrary contained herein, this Agreement will terminate (A) at any time by a written instrument signed by each Holder or (B) simultaneously with the termination of the Commitment Agreement if the Rights Offering (as defined in the Commitment Agreement) is not consummated prior to such termination of the Commitment Agreement.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

Cooper-Standard Holdings, Inc.

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: V.P., General Counsel & Secretary

Signature Page for Registration Rights Agreement

TCW Shared Opportunity Fund IV, L.P.
By: TCW Asset Management Company, its Investment Adviser

By:	/s/ Richard H. Stevenson
Name: Richard H. Stevenson
Title: Senior Vice President

By:	/s/ Chad Brownstein
Name: Chad Brownstein
Title: Senior Vice President

TCW Shared Opportunity Fund IVB, L.P.
By: TCW Asset Management Company, its Investment Adviser

By:	/s/ Richard H. Stevenson
Name: Richard H. Stevenson
Title: Senior Vice President

By:	/s/ Chad Brownstein
Name: Chad Brownstein
Title: Senior Vice President

TCW Shared Opportunity Fund V, L.P.
By: TCW Asset Management Company, its Investment Adviser

By:	/s/ Richard H. Stevenson
Name: Richard H. Stevenson
Title: Senior Vice President

By:	/s/ Chad Brownstein
Name: Chad Brownstein
Title: Senior Vice President

OHSF II FINANCING, LTD.

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Person

Signature Page for Registration Rights Agreement

OHA STRATEGIC CREDIT MASTER FUND, L.P.

By: OHA Strategic Credit GenPar, LLC, its general partner

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Signatory

OAK HILL CREDIT OPPORTUNITIES FINANCING, LTD.

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Person

OHA STRATEGIC CREDIT MASTER FUND II, L.P.

By: OHA Strategic Credit GenPar, LLC, its general partner

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Signatory

LERNER ENTERPRISES, LLC

By: OAK HILL ADVISORS, L.P. As advisor and attorney-in-fact to Lerner Enterprises, LLC

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Person

FUTURE FUND BOARD OF GUARDIANS

By: OAK HILL ADVSORS, L.P.
As its Investment Advisor

By:	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Person

Signature Page for Registration Rights Agreement

CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of the following funds:

American High-Income Trust

American Funds Insurance Series, Asset
Allocation Fund

American Funds Insurance Series, High-Income Bond Fund

By:	/s/ Abner D. Goldstine
	Name:	Abner D. Goldstine
	Title:	Director

Signature Page for Registration Rights Agreement

TD HIGH YIELD INCOME FUND
By:	TD Asset Management Inc.,
as manager and trustee

By:	/s/ Gregory Kocik
	Name:	Gregory Kocik
	Title:	Managing Director

Signature Page for Registration Rights Agreement

LORD, ABBETT & CO. LLC, as investment advisor on behalf of multiple clients

By:	/s/ Lawrence H. Kaplan
	Name:	Lawrence H. Kaplan
	Title:	Member & General Counsel

Signature Page for Registration Rights Agreement

BARCLAYS BANK PLC by Barclays Capital, Inc., solely as agent

By:	/s/ Jeff Psaki
	Name:	Jeff Psaki
	Title:	Managing Director

Signature Page for Registration Rights Agreement

SILVER POINT CAPITAL, L.P. , on behalf of its affiliates and related funds

By:	/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

Signature Page for Registration Rights Agreement

ANNEX A

Plan of Distribution

A selling stockholder may also enter into hedging and/or monetization transactions. For example, a selling stockholder may:

(a) enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of the common stock under this prospectus, in which case the other party may use shares of common stock received from the selling stockholder to close out any short positions;

(b) itself sell short common stock under this prospectus and use shares of common stock held by it to close out any short position;

(c) enter into options, forwards or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer that common stock under this prospectus; or

(d) loan or pledge common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus.

Annex A

ANNEX B

Form of Joinder Agreement

THIS JOINDER AGREEMENT is made and entered into by the undersigned with reference to the following facts:

Reference is made to the Registration Rights Agreement, dated as of [    ], 2010, as amended (the “Registration Rights Agreement”), by and among Cooper-Standard Holdings, Inc., a Delaware corporation (the “Company”), the parties identified as “Backstop Purchasers” on the signature page thereto and the parties identified as “Holders” on the signature page thereto. “Holder” means (i) each Backstop Purchaser and each other Holder identified on the signature page thereto, together with its Affiliates and (ii) any parties identified on the signature page of any joinder agreements executed and delivered pursuant to Section 17 thereof, together with its Affiliates. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings ascribed thereto in the Registration Rights Agreement.

As a condition to the acquisition of rights under the Registration Rights Agreement in accordance with the terms thereof, the undersigned agrees as follows:

1. The undersigned hereby agrees to be bound by the provisions of the Registration Rights Agreement and undertakes to perform each obligation as if a Holder thereunder and an original signatory thereto in such capacity.

2. This Joinder Agreement shall bind, and inure to the benefit of, the undersigned hereto and its respective devisees, heirs, personal and legal representatives, executors, administrators, successors and assigns.

3. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York.

[Signature Page Follows]

Annex B

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement this [    ] day of [            ], 2010.

(Print Name of Holder)

By:
Name:
Title:

Address:

Phone Number:

Facsimile Number:

Email for Notice:

I.R.S. I.D. Number:

Amount of Registrable Securities Acquired:

Annex B